                                                                EXHIBIT 10-47(a)

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                 August 23, 2002

                                      among

                               USI MAYFAIR LIMITED

                                       and

                               MEGAPRO TOOLS, INC.

                                       and

                            S AND J ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                                             PAGE
ARTICLE 1         DEFINITIONS..............................................................     1

        Section 1.01      Definitions......................................................     1

ARTICLE 2         Purchase and Sale........................................................     5

        Section 2.01      Purchase and Sale of Shares......................................     5

        Section 2.02      The Closing......................................................     5

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF SELLER.................................     6

        Section 3.01      Corporate Existence and Power....................................     6

        Section 3.02      Corporate Authorization..........................................     7

        Section 3.03      Governmental Authorization.......................................     7

        Section 3.04      Noncontravention.................................................     7

        Section 3.05      Capitalization...................................................     7

        Section 3.06      Ownership of Shares..............................................     7

        Section 3.07      Company Subsidiaries.............................................     7

        Section 3.08      Financial Statements.............................................     8

        Section 3.09      Material Adverse Effect..........................................     8

        Section 3.10      No Undisclosed Material Liabilities..............................     8

        Section 3.11      Material Contracts...............................................     9

        Section 3.12      Litigation.......................................................     9

        Section 3.13      Compliance with Laws and Court Orders............................     9

        Section 3.14      Real Property....................................................     9

        Section 3.15      Intellectual Property............................................     9

        Section 3.16      Finders' Fees....................................................    10

        Section 3.17      Tax Matters......................................................    10

        Section 3.18      Environmental Matters............................................    10

        Section 3.19      Investment.......................................................    11

        Section 3.20      Inspections; No Other Representations............................    11

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BUYER..................................    11

        Section 4.01      Corporate Existence and Power....................................    11

        Section 4.02      Corporate Authorization..........................................    12

        Section 4.03      Governmental Authorization.......................................    12

        Section 4.04      Noncontravention.................................................    12

        Section 4.05      Capitalization...................................................    12

                                TABLE OF CONTENTS
                                  (continued)

                                                                                             PAGE
        Section 4.06      Buyer Subsidiaries...............................................    13

        Section 4.07      SEC Reports, Financial Statements................................    13

        Section 4.08      Material Adverse Effect..........................................    13

        Section 4.09      No Undisclosed Material Liabilities..............................    14

        Section 4.10      Litigation.......................................................    14

        Section 4.11      Compliance with Laws and Court Orders............................    14

        Section 4.12      Finders' Fees....................................................    14

        Section 4.13      Tax Matters......................................................    14

        Section 4.14      Inspections; No Other Representations............................    15

ARTICLE 5         CONDUCT OF BUSINESS; ACCESS TO INFORMATION...............................    15

        Section 5.01      Conduct of the Business..........................................    15

        Section 5.02      Access to Information............................................    16

ARTICLE 6         POST-CLOSING COVENANTS...................................................    16

        Section 6.01      Access...........................................................    16

        Section 6.02      Trademarks; Tradenames...........................................    17

        Section 6.03      Preservation of Records..........................................    17

        Section 6.04      Certain Post-Closing Assistance by Buyer.........................    17

        Section 6.05      Wednesbury Transaction...........................................    17

        Section 6.06      Certain Tax Matters..............................................    17

ARTICLE 7         COVENANTS OF BUYER AND SELLER............................................    18

        Section 7.01      Best Efforts; Further Assurances.................................    18

        Section 7.02      Certain Filings..................................................    19

        Section 7.03      Public Announcements.............................................    19

        Section 7.04      Notices of Certain Events........................................    19

        Section 7.05      Consents.........................................................    19

        Section 7.06      Insurance Policies...............................................    19

ARTICLE 8         CONDITIONS TO CLOSING....................................................    20

        Section 8.01      Conditions to Obligations of Buyer and Seller....................    20

        Section 8.02      Conditions to Obligation of Buyer................................    20

        Section 8.03      Conditions to Obligation of Seller...............................    21

ARTICLE 9         SURVIVAL; INDEMNIFICATION................................................    22

                                TABLE OF CONTENTS
                                  (continued)

                                                                                             PAGE
        Section 9.01      Survival.........................................................    22

        Section 9.02      Indemnification..................................................    22

        Section 9.03      Procedures.......................................................    23

        Section 9.04      Calculation of Damages...........................................    24

        Section 9.05      Assignment of Claims.............................................    24

        Section 9.06      Exclusivity......................................................    24

ARTICLE 10        TERMINATION..............................................................    25

        Section 10.01     Grounds for Termination..........................................    25

        Section 10.02     Effect of Termination............................................    25

ARTICLE 11        MISCELLANEOUS............................................................    26

        Section 11.01     Notices..........................................................    26

        Section 11.02     Amendments and Waivers...........................................    27

        Section 11.03     Expenses.........................................................    27

        Section 11.04     Successors and Assigns...........................................    27

        Section 11.05     Governing Law....................................................    27

        Section 11.06     WAIVER OF JURY TRIAL.............................................    27

        Section 11.07     Counterparts; Third Party Beneficiaries..........................    27

        Section 11.08     Entire Agreement.................................................    28

        Section 11.09     Interpretation...................................................    28

        Section 11.10     Disclosure Schedules.............................................    28

        Section 11.11     English Language.................................................    28

EXHIBITS

Exhibit A-1 and A-2      Form of Promissory Notes
Exhibit B                Form of Stockholders' Agreement
Exhibit C                Form of Registration Rights Agreement
Exhibit D                Form of Wednesbury Lease

COMPANY GROUP SCHEDULES

Schedule 3.03            Governmental Approvals
Schedule 3.04            Material Consents
Schedule 3.05            Company Capitalization and Other Particulars
Schedule 3.07            Company Subsidiaries Capitalization and Other
                         Particulars
Schedule 3.08(a)         Preliminary Balance Sheet and US GAAP Exceptions
Schedule 3.08(b)         Audited Financial Statements - US GAAP Exceptions

                                TABLE OF CONTENTS
                                  (continued)

Schedule 3.09            Material Adverse Effect
Schedule 3.10            Undisclosed Liabilities
Schedule 3.11            Material Contracts
Schedule 3.12            Litigation
Schedule 3.14            Real Property
Schedule 3.15            Intellectual Property
Schedule 3.17            Tax Matters

BUYER GROUP SCHEDULES

Schedule 4.03            Governmental Approvals
Schedule 4.05            Capitalization
Schedule 4.06            Buyer Subsidiaries
Schedule 4.08            Material Adverse Effect
Schedule 4.09            Undisclosed Liabilities
Schedule 4.10            Litigation
Schedule 4.13            Tax Matters

OTHER SCHEDULES

Schedule 2.01(c)         Purchase Price Allocation
Schedule 5.01            Conduct of Business - Exceptions
Schedule 6.05            Wednesbury Transactions
Schedule 7.06            Non-transferred Insurance Policies
Schedule 8.01(b)         Liens to be Discharged
Schedule 8.03(c)         MTI Capitalization
Schedule 8.03(d)         Wednesbury Property Transfer
Schedule 8.03(e)         Credit Support Documents

                            STOCK PURCHASE AGREEMENT

        AGREEMENT dated as of August 23, 2002 between USI Mayfair Limited, a company organized under the laws of England ("SELLER"), and Megapro Tools, Inc., a corporation organized under the laws of the State of Nevada, U.S.A. ("MTI") and S and J Acquisition Corp., a Florida corporation ("MTI-SUB" and together with MTI, "BUYER").

                             Preliminary Statement:

        Seller owns all of the Shares (as defined below). On the terms and subject to conditions set forth herein, Seller wishes to sell, and Buyer wishes to purchase, all of the Shares.

                                   Agreement:

                                    ARTICLE 1

                                   DEFINITIONS

      SECTION 1.01 DEFINITIONS.

            (a) The following terms, as used herein, have the following meanings:

            "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Transferred Companies shall be considered an Affiliate of Seller.

            "BALANCE SHEET DATE" means June 30, 2002.

            "BOWERS SHARES" means the 50,000 fully paid ordinary shares of (pound)1 each and the 950,000 "A" Ordinary Shares of (pound)0.01 each of Bowers Group plc together comprising the whole of the issued share capital of Bowers Group plc.

            "BUYER GROUP" means Buyer and Buyer Subsidiaries.

            "BUYER SUBSIDIARY" means each of the Subsidiaries of Buyer, details of which are set out in Schedule 4.06; and collectively such entities shall be referred to as the "BUYER SUBSIDIARIES."

            "CLOSING DATE" means the date of the Closing.

            "CODE" means the United States Internal Revenue Code of 1986, as amended.

            "COMPANIES ACT" means the Companies Act 1985, as promulgated under the laws of England and Wales.

            "COMPANY" means each of Spear & Jackson plc and Bowers Group plc details of each of which are set out in Schedule 3.05; and collectively such entities shall be referred to as the "COMPANIES."

            "COMPANY GROUP" means the Companies and each of the Company Subsidiaries; provided, that for the purposes of Article 3 (other than the last sentence of Section 3.07), Company Group shall exclude any Company Subsidiary designated as dormant in Schedule 3.07.

            "COMPANY SUBSIDIARY" means each of the Subsidiaries of the Company, details of which are set out in Schedule 3.07; and collectively such entities shall be referred to as the "COMPANY SUBSIDIARIES."

            "CONSTITUENT DOCUMENTS" means, as to any Person (other than individual), the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability agreement, operating agreement, trust instrument, memorandum of association or other similar constituent document or documents of such Person.

            "CONTRACT" means any contract, agreement or other binding arrangement.

            "GOVERNMENTAL AUTHORITY" means any national, regional, state, municipal, other governmental or regulatory authority, administrative body or government, department, board, body, instrumentality or commission.

            "GROUP" means the Company Group or the Buyer Group, as the context may require.

            "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

            "KNOWLEDGE OF BUYER" or words of similar import shall mean actual knowledge possessed by Mr. Neil Morgan or Mr. Dennis Crowley.

            "KNOWLEDGE OF SELLER" or words of similar import shall mean actual knowledge possessed by Mr. David Wolstenholme, Managing Director of Spear & Jackson plc.

            "LEASE" means any lease of real property.

            "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

            "MATERIAL ADVERSE EFFECT" means, as to any Person or group of Persons, a material adverse effect on the business, results of operations or financial condition of such Person or group of Persons, taken as whole, except any such effect resulting from or arising in connection with (i) The Transaction Documents or the transactions contemplated thereby, (ii) changes or conditions affecting the industries in which such Person any member of such group of

Persons operates generally or (iii) changes in economic, regulatory, financial or political conditions generally.

            "MATERIAL CONTRACT" means, as to any Group, any Contract, the absence of which might reasonably be expected to have a Material Adverse Effect on such Group.

            "MATERIAL LEASE" means, as to any Group, a Lease material to the operations of such Person.

            "OWNED PROPERTY" means, as to any Group, all real property owed in fee by such Group.

            "PERMITTED LIENS" means, as to any Group, (i) Liens reflected or reserved against in the financial statements of such Group disclosed to the other Group or one of its Affiliates (including in the notes thereto), (ii) Liens reflected in any title abstracts or similar documents of such Group (and disclosed to the other Group or one of its Affiliates) with respect to real properties of such Group, (iii) Liens, imperfections of title, easements, encroachments, rights-of-way, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters, mechanics' liens, repairmen's liens and other similar liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used by the applicable Group, (iv) taxes and general and special assessments not yet due and payable without penalty or interest or being contested in good faith, and (v) Liens otherwise disclosed in one of the Schedules.

            "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "S&J SHARES" means the 507,927,861 fully paid ordinary shares of 10 pence each of Spear & Jackson plc and the 225,993,087 fully paid deferred shares of 10 pence each in Spear & Jackson plc comprising the whole of the issued share capital of Spear & Jackson plc.

            "SHARES" means the Bowers Shares and the S&J Shares.

            "SUBSIDIARIES" means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

            "TAX" means any tax, duty, fee, assessment, dues or charge of any nature whatsoever imposed by any government or taxing authority, domestic or foreign, including, without limitation, any gross or net income, gross or net receipts, minimum, sales, use, ad valorem, value added, stamp, transfer, franchise, withholding, payroll, employment, employment insurance, excise, occupation, employer health premium or property tax, duty, fee, assessment, dues or charge together with any interest, fine, penalty, addition to tax, duty, fee, assessment, dues or charge or additional amount imposed with respect thereto.

            "TAX RETURNS" means any return, report, reports subsequent or form required to be filed under applicable law.

            "TRANSACTION DOCUMENTS" means this Agreement, the Notes, the Stockholders' Agreement, the Registration Rights Agreement, the Wednesbury Lease and any other document contemplated to be executed and/or delivered in connection herewith.

            "USI" means U.S. Industries, Inc., a Delaware corporation.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

        TERM                                                             SECTION
        Buyer                                                           Preamble
        Buyer Intellectual Property Rights                               4.13(a)
        Claim                                                            9.03(a)
        Closing                                                           2.02
        Company Intellectual Property Rights                              3.15
        Damages                                                           9.02
        Environmental Disclosure Materials                                3.18
        Environmental Law                                                 3.18
        Exchange Act                                                     4.07(a)
        Indemnified Party                                                9.03(a)
        Indemnifying Party                                               9.03(a)
        MTI                                                             Preamble
        MTI-Sub                                                         Preamble
        Potential Contributor                                             9.05
        Notes                                                            2.01(b)
        Preliminary Balance Sheet                                        3.08(a)
        Purchase Price                                                   2.01(b)
        Registration Rights Agreement                                    8.02(e)
        Relevant Period                                                   3.18
        Schedules                                                         11.11
        SEC                                                              4.07(a)
        SEC Reports                                                      4.07(a)
        Securities Act                                                   4.07(a)
        Seller                                                          Preamble
        Stock Consideration                                              2.01(b)
        Stockholders' Agreement                                          8.02(d)
        Third Party Claim                                                9.03(b)
        US GAAP                                                          3.08(a)
        Warranty Breach                                                   9.02
        Wednesbury Lease                                                 8.02(f)

                                   ARTICLE 2

                                PURCHASE AND SALE

      SECTION 2.01 PURCHASE AND SALE OF SHARES.

            (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, or cause to be sold, to Buyer, and Buyer agrees to purchase from Seller, the Shares.

            (b) The purchase price for the Shares (the "PURCHASE PRICE") shall consist of (i) 3,543,281 shares of duly authorized, validly issued, fully paid and non-assessable shares of the common stock, par value $.001 per share, of Buyer (the "STOCK CONSIDERATION"), plus (ii) two promissory notes issued by Buyer to Seller in the aggregate principal amount of (pound)100,000 and (pound)50,000 in the form of Exhibits A-1 and A-2 (the "NOTES").

            (c) The Purchase Price shall be allocated in accordance with
Schedule 2.01(c). Each of Seller and Buyer agree to (i) be bound, and to cause its Affiliates to be bound, by the allocations on Schedule 2.01(c), and (ii) act, and to cause its Affiliates to act, in accordance with the allocations set forth in Schedule 2.01(c) in the preparation, filing and/or audit of any Tax Return and for all other tax and accounting purposes.

      SECTION 2.02 THE CLOSING. Subject to Article 10, the closing (the "CLOSING") of the purchase and sale of the Shares hereunder shall take place at the offices of Sills Cummis Radin Tischman Epstein & Gross P.A., Newark, New Jersey on August 31, 2002; provided, that if the conditions set forth in Article 8 are not satisfied (or waived by the appropriate party) by such date, then the Closing shall take place as soon as possible (but in no event later than three business days after) after the satisfaction (or waiver) of such conditions or at such other time or place as Buyer and Seller may otherwise agree. At the
Closing:

            (a) Seller shall deliver to Buyer (or cause to be delivered to Buyer) the following:

                  (i) certificates representing the Shares free and together with any documentation required to effect the transfer of the Shares to MTI- Sub; provided, that if any such certificate is lost, mutilated, stolen or otherwise missing, Seller shall deliver to Buyer an express indemnity in a form reasonably satisfactory to Buyer;

                  (ii) to the extent Seller is so directed by Buyer by written notice received at least three business days prior to Closing, letters of resignation from each director and secretary of each Company;

                  (iii) the statutory books of each Company, together with their respective common seals (if any) and relevant Constituent Documents (it being agreed that constructive delivery of the same to a Company Group location shall satisfy the foregoing requirement);

                  (iv) a copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of the Transaction Documents to which it is a party by each Seller and a certificate of an appropriate officer of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                  (v) a certificate, dated the Closing Date, executed by a senior officer of Seller certifying to the fulfillment of the conditions specified in Section 8.02.

            (b) Seller shall cause a board meeting of each Company to be held at which the directors shall:

                  (i) approve the registration of the share transfers referred to in Section 2.02(a)(i) (subject only to stamping); and

                  (ii) accept the resignations referred to in Section 2.02(a)(ii), if any, and appoint the persons nominated by Buyer as directors and secretary of each member of the Company Group with effect from the end of the meeting;

            (c) Buyer shall deliver to Seller (or cause to be delivered to Seller) the following:

                  (i) the Stock Consideration in form reasonably acceptable to Seller and free and clear of all Liens;

                  (ii) the Notes, duly executed by Buyer;

                  (iii) a copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of each Transaction Document to which Buyer is a party and a certificate of the secretary or assistant secretary, dated the Closing Date, of Buyer that such resolutions were duly adopted and are in full force and effect; and

                  (iv) a certificate, dated the Closing Date, executed by a senior officer of Buyer certifying to the fulfillment of the conditions specified in Section 8.03.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as of the date hereof that:

      SECTION 3.01 CORPORATE EXISTENCE AND POWER. Seller and each Company is an entity validly formed and validly existing under the laws of its jurisdiction of its formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated thereby by Seller are within the corporate powers of Seller and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

      SECTION 3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) those listed on Schedule 3.03; and (iii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.04 NONCONTRAVENTION. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by Seller do not and will not (a) violate the Constituent Documents of Seller, (b) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole,
(c) except as disclosed in Schedule 3.04 or as to matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any member of the Company Group or to a loss of any benefit to which any such member of the Company Group is entitled under any provision of any Contract binding upon such member of the Company Group or (d) result in the creation or imposition of any Lien on any asset of any member of the Company Group, except for any Permitted Liens.

      SECTION 3.05 CAPITALIZATION. The authorized and outstanding capital stock of each Company on the date hereof is set forth in Schedule 3.05. All outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in
Schedule 3.05, there are no outstanding (a) shares of capital stock or voting securities of the Companies, (b) securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of such Company or
(c) options or other rights to acquire from any Company, or other obligation of such Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company.

      SECTION 3.06 OWNERSHIP OF SHARES. Seller is the record and beneficial owner of the Shares and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien other than Liens created by any member of the Buyer Group or its Affiliates.

      SECTION 3.07 COMPANY SUBSIDIARIES. Except as disclosed on Schedule 3.07, each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole. Except as disclosed in Schedule 3.07, all of the outstanding capital stock or other voting securities of each Company Subsidiary is owned by a Company, directly or indirectly, free and clear of any Lien. Except as disclosed in
Schedule 3.07, there are no outstanding (a) securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Company Subsidiary or (b) options or other rights to acquire from any Company Subsidiary, or other obligation of any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary. To the Knowledge of Seller, each Company Subsidiary designated as dormant in
Schedule 3.07 is dormant.

      SECTION 3.08 FINANCIAL STATEMENTS.

            (a) The unaudited pro forma combined balance sheet of the Company Group dated as of the Balance Sheet Date (the "PRELIMINARY BALANCE SHEET") and the related unaudited combined statement of operations, and cash flow for the nine (9) months then ended set forth in Schedule 3.08(a), present fairly, in all material respects, the combined financial condition of the Company Group as at such date in accordance with United States generally accepted accounting principles ("US GAAP") with such exceptions as are described in Schedule 3.08(a).

            (b) The audited combined balance sheets of the Company Group as of September 30, 2000 and 2001, and the audited combined statement of operations, and cash flows for the years ended September 30, 1999, 2000 and 2001 present fairly, in all material respects, the combined financial position of the Company Group and the combined results of their operations and their cash flows during such periods, in conformity with US GAAP with such exceptions as are described in Schedule 3.08(b).

      SECTION 3.09 MATERIAL ADVERSE EFFECT. Except as disclosed in Schedule 3.09 or as otherwise permitted or contemplated by this Agreement, since the Balance Sheet Date, the Company Group has conducted business in the ordinary course consistent with past practices and there has not been any change in business or operations of the Company Group which has had or which might reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company Group of any kind, other than (a) liabilities provided for in the Preliminary Balance Sheet (including to the extent reserved therefor therein) or disclosed in the notes thereto; (b) liabilities not required under US GAAP to be shown on the Preliminary Balance Sheet; (c) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in any Transaction Document or any Schedule thereto including in Schedule 3.10; (d) liabilities and obligations not required to be so disclosed because of their failure to meet the materiality or minimum dollar thresholds set forth in the relevant Section; (e) liabilities incurred in the ordinary course of business since the Balance Sheet Date; and (f) other undisclosed liabilities which, individually or in the aggregate do not have or would not reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.11 MATERIAL CONTRACTS. Schedule 3.11 lists of all Material Contracts of the Company Group. Seller has made available to Buyer complete and correct copies of all items listed on Schedule 3.11. Except as disclosed in
Schedule 3.11, to the Knowledge of Seller, no member of the Company Group is in default under the terms of any item listed on Schedule 3.11 which default has had a Material Adverse Effect on the Company Group, taken as a whole. To the Knowledge of Seller, each of the Contracts listed in Schedule 3.11 is valid and in full force and effect, and no party has notified any member of the Company Group in writing of its intention to cease to perform any material services required to be performed by it or withhold any material payment required to be made by it thereunder.

      SECTION 3.12 LITIGATION. Except as disclosed on Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened in writing against or affecting, the Company Group or any of its properties before any court or arbitrator or any Governmental Authority
(a) which might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole or
(b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

      SECTION 3.13 COMPLIANCE WITH LAWS AND COURT ORDERS. To the Knowledge of Seller, no member of the Company Group is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.14 REAL PROPERTY. Schedule 3.14 (Part A) sets forth all of the material Owned Property of the Company Group. Except as set forth on Schedule
3.14 (Part A), to the Knowledge of Seller, each member of the Company Group has good, valid and marketable fee simple title to each such parcel of Owned Property listed next to its name on Schedule 3.14 (Part A), except for properties sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of the material Owned Properties of the Company Group is subject to a Lien other than Permitted Liens or as otherwise disclosed in Schedule 3.14 (Part A). Schedule 3.14 (Part B) sets forth a list of all of the Material Leases in effect as of the date hereof under which any member of the Company Group is a lessee. To the Knowledge of Seller, all such Material Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect as of the date hereof. To the Knowledge of Seller, there are no existing defaults by any member of the Company Group beyond any applicable grace periods under such Material Leases, except for defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken a whole. No member of the Company Group has received any notice of default with respect to any such Material Lease, except for defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole.

      SECTION 3.15 INTELLECTUAL PROPERTY. Schedule 3.15 contains a list of all registered Intellectual Property Rights owned or licensed and used or held for use by the Company Group the absence of which might reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole ("COMPANY INTELLECTUAL PROPERTY RIGHTS"). Schedule 3.15 sets forth a list of all material licenses, sublicenses and other agreements as to which a member of the Company Group is a party and pursuant to which any Person is authorized to use any Company Intellectual Property Right.

      SECTION 3.16 FINDERS' FEES. Except for Credit Suisse First Boston and Deutche Bank Alex Brown, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company Group who might be entitled to any fee or commission from the Company Group in connection with the transactions contemplated by this Agreement.

      SECTION 3.17 TAX MATTERS.

            (a) To the Knowledge of Seller, and except as set forth in the Preliminary Balance Sheet (including the notes thereto) or on Schedule 3.17, (i) each member of the Company Group and Seller have filed (or caused to be filed) in a timely manner, all material Tax Returns required to be filed by it under applicable law and such Tax Returns are true, complete and correct in all material respects; (ii) each member of the Company Group has paid all Taxes shown due on the Tax Returns described in the preceding clause (i), except for Taxes that are being contested in good faith by appropriate proceedings; and
(iii) no member of the Company Group is a party to or is otherwise bound by any Contract providing for the allocation or sharing of Taxes or has any obligation or liability under any Contract to which it was once a party or otherwise bound.

            (b) Neither Seller nor USI is in control of Buyer within the meaning of Section 304(c) of the Code.

      SECTION 3.18 ENVIRONMENTAL MATTERS. Except (y) as have not had and might reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Company Group, taken as a whole, and (z) for those facts, circumstances and other matters disclosed in the Environmental Disclosure Materials, to the Knowledge of Seller: (i) during the Relevant Period and as relating to the Company Group, no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Governmental Authority relating to any Environmental Law; and (ii) the Company Group is in compliance with all Environmental Laws. Seller delivered to Buyer all of the Environmental Disclosure Materials (and Buyer acknowledges receipt of the same). Buyer acknowledges and agrees that except as set forth in Section 9.02(a) hereof, Buyer shall be apportioned all environmental liabilities associated with the Company Group, whenever incurred, and whether pursuant to exclusion and apportionment of liability for contaminated land (and in particular Paragraph D57 to D61 - "Test Three - Sold With Information" of Annex 3 of Circular 2/200) or otherwise.

      For the purposes of this Section 3.18, the following definitions shall apply:

      "ENVIRONMENTAL DISCLOSURE MATERIALS" means those material environmental reports, surveys and other documents listed in that certain letter dated August 23, 2002 from Seller to Buyer.

      "ENVIRONMENTAL LAW" means any law, rule, regulation, order or permit or other requirement of any Governmental Authority relating to the environment or to pollutants, contaminants, or other hazardous substances, wastes or materials.

      "RELEVANT PERIOD" means in the case of S&J, the period commencing on December 3, 1997 and ending on the date hereof, and, in the case of Bowers, means the period commencing on January 26, 1999 and ending on the date hereof.

      SECTION 3.19 INVESTMENT. Seller is acquiring the Stock Consideration for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof and will not sell the Stock Consideration in violation of applicable federal, state or foreign securities laws. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Stock Consideration and is capable of bearing the economic risks of such investment.

      SECTION 3.20 INSPECTIONS; NO OTHER REPRESENTATIONS. Seller is informed and sophisticated and has engaged expert advisors, experienced in the evaluation of companies such as the Buyer. Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Seller acknowledges that Buyer has given Seller full access to the key employees, documents and facilities of the Buyer Group. Seller will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Seller agrees to accept the Stock Consideration based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Buyer (or any other Person), except as expressly set forth in the Transaction Documents. Without limiting the generality of the foregoing, Seller acknowledges that neither Buyer nor any other Person makes or has made any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Buyer Group or the future business and operations of the Buyer Group or (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to the Buyer Group or their respective businesses or operations, except as expressly set forth in the Transaction Documents.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as of the date hereof that:

      SECTION 4.01 CORPORATE EXISTENCE AND POWER. Buyer is a corporation validly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect on the Buyer Group, taken as a whole.

      SECTION 4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

      SECTION 4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) those listed on Schedule 4.03 and (ii) any such action or filing as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer Group, taken as a whole.

      SECTION 4.04 NONCONTRAVENTION. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the Constituent Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, except for any such violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer Group, taken as a whole, (iii) except as to matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer Group, taken as a whole, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any member of the Buyer Group or to a loss of any benefit to which any member of the Buyer Group is entitled under any provision of any Contract binding upon such member of the Buyer Group; (iv) require the consent or approval of the stockholders of Buyer; or (v) result in the creation or imposition of any Lien on any asset of any member of the Buyer Group, except for Permitted Liens.

      SECTION 4.05 CAPITALIZATION. The authorized and outstanding capital stock of Buyer on the date hereof is set forth in Schedule 4.05. Schedule 4.05 sets forth a list of each stockholder of Buyer that beneficially owns ten percent (10%) or more of the voting securities of Buyer - such disclosure to contain the registered name, address, amount of such securities and beneficial ownership percentage. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 4.05 or on Schedule 4.05, there are no outstanding (i) shares of capital stock or voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (iii) options or other rights to acquire from Buyer, or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any securities of Buyer.

      SECTION 4.06 BUYER SUBSIDIARIES. Except as disclosed on Schedule 4.06, each Buyer Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, taken as a whole. Except as disclosed in Schedule 4.06, all of the outstanding capital stock or other voting securities of each Buyer Subsidiary is owned by Buyer, directly or indirectly, free and clear of any Lien. Except as disclosed in Schedule 4.06, there are no outstanding (i) securities of any Buyer Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Buyer Subsidiary or (ii) options or other rights to acquire from any Buyer Subsidiary, or other obligation of any Buyer Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Buyer Subsidiary.

      SECTION 4.07 SEC REPORTS, FINANCIAL STATEMENTS.

            (a) Buyer has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it since June 20, 2000 pursuant to the Securities Act of 1933, as amended, and the rule and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act and the rules and regulations promulgated thereunder (the "EXCHANGE ACT") (collectively, the "SEC REPORTS"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations promulgated thereunder. None of such SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The balance sheets and the related statements of operations, cash flows and shareholders' equity (including the notes thereto) of Buyer and its subsidiaries contained or incorporated by reference in the SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the financial position and stockholders' equity of Buyer and its subsidiaries as of their respective dates, and results of their operations and their cash flows for the periods presented therein subject to the exceptions stated therein, in conformity with US GAAP applied on a consistent basis, (i) except as otherwise noted therein, (ii) subject in the case of unaudited financial statements to normal year-end audit adjustments, (iii) except that the unaudited financial statements may not contain all of the footnote disclosures required by US GAAP, and (iv) except with respect to Form 10-QSB as may otherwise be permitted by Form 10-QSB.

      SECTION 4.08 MATERIAL ADVERSE EFFECT. Except as disclosed in Schedule 4.08, since the June 30, 2002, Buyer Group has conducted business in the ordinary course consistent with past practices and there has not been any change in business, operations or assets of the Buyer Group, taken as a whole, which has had or which might reasonably be expected to have a Material Adverse Effect on the Buyer Group, taken as a whole.

      SECTION 4.09 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of Buyer of any kind, other than (a) liabilities provided for in the balance sheet in Form 10-QSB filed by Buyer with the SEC for the quarterly period ended June 30, 2002 (including to the extent reserved therefor therein) or disclosed in the notes thereto; (b) liabilities not required under US GAAP to be shown on such balance sheet; (c) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto including in Schedule 4.09 and liabilities and obligations not required to be so disclosed because of their failure to meet the materiality or minimum dollar thresholds set forth in the relevant Section; (d) liabilities incurred in the ordinary course of business since June 30, 2002; and (e) other undisclosed liabilities which, individually or in the aggregate, do not have and may not reasonable be expected to have a Material Adverse Effect on the Buyer Group, taken as a whole.

      SECTION 4.10 LITIGATION. Except as disclosed on Schedule 4.11, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Buyer, threatened in writing against, or affecting the Buyer Group before any court or arbitrator or any Governmental Authority (a) which might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer Group, taken as a whole or (b) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

      SECTION 4.11 COMPLIANCE WITH LAWS AND COURT ORDERS. To the Knowledge of Buyer, no member of the Buyer Group is in violation of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer Group, taken as a whole.

      SECTION 4.12 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer Group who might be entitled to any fee or commission from the Buyer Group in connection with the transactions contemplated by this Agreement.

      SECTION 4.13 TAX MATTERS.

            (a) To the Knowledge of Buyer and except as set forth in the on
Schedule 4.13, (i) each member of the Buyer Group has filed (or caused to be filed) in a timely manner, all Tax Returns required to be filed by it under applicable law, and such Tax Returns are true, complete and correct in all material respects; and (ii) each member of the Buyer Group has paid all Taxes shown due on the Tax Returns described in the preceding clause (i), except for Taxes that are being contested in good faith by appropriate proceedings.

            (b) Buyer is not a person, with respect Seller and USI, specified in any of the paragraphs of Section 267(b) of the Code.

            (c) Buyer does not own at least 5% of the stock of Seller of USI for the purposes of Section 304 including 304(c)(3)(B) of the Code. Buyer has no plan or intention to acquire additional stock of Seller or USI as part of this transaction.

            (d) Taking into account, relative to the transactions contemplated hereby, (i) any issuance of stock of Buyer to parties other than Seller, (ii) any issuance of stock for services, (iii) the exercise of any Buyer stock rights, warrants or subscriptions, (iv) a public offering of Buyer securities, and (iv) the sale, exchange, transfer by gift or other disposition of any of the securities of Buyer to be received by Seller hereunder, Buyer has not, and will not, cause Seller together with all transferors, to be in "control" of Buyer within the meaning of Section 368(c) of the Code.

            (e) The Notes to be issued by Buyer to Seller hereunder constitutes indebtedness for US federal income tax purposes and will be treated as such by Buyer for all relevant tax filings.

      SECTION 4.14 INSPECTIONS; NO OTHER REPRESENTATIONS. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company Group, as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer full access to the key employees, documents and facilities of the Company Group. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Shares (and the related members of the Company Group and their respective assets and liabilities) in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller (or any other Person), except as expressly set forth in the Transaction Documents. Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any other Person makes or has made any representation or warranty with respect to
(i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group or the future business and operations of the Company Group or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company Group or their respective businesses or operations, except as expressly set forth in the Transaction Documents.

                                   ARTICLE 5

                   CONDUCT OF BUSINESS; ACCESS TO INFORMATION

      SECTION 5.01 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, except as contemplated by this Agreement, Seller shall cause each member of the Company Group, and Buyer shall and shall cause each member of the Buyer Group, to conduct its business in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees; provided, however, that any member of the Company Group shall be permitted to (a) make dividend payments (or similar distribution) and to repay, prepay or otherwise settle payables, receivables or other accounts due to or from any Seller or its Affiliates or (b) effect any of the transactions contemplated by this Agreement, including those described or referenced in Section 8.03. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01 or as contemplated in the immediately preceding clauses (a) and (b), Seller will not permit any member of the Company Group, and Buyer will not and will not permit any other member of the Buyer Group, to:

            (a) adopt or propose any change any of its Constituent Documents;

            (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

            (c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing Contracts or (ii) otherwise in the ordinary course consistent with past practice; or

            (d) agree or commit to do any of the foregoing.

      SECTION 5.02 ACCESS TO INFORMATION. From the date hereof until the Closing Date, Seller will cause the Company Group, and Buyer will and will cause each of the other members of the Buyer Group, to (i) give to the other and its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records, (ii) furnish to the other and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to it, as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors to cooperate with the other in the others investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Buyer Group, as the case may be. Notwithstanding the foregoing, neither party shall have access to personnel records of the other relating to individual performance or evaluation records, medical histories or other information which in the other's good faith opinion is sensitive or the disclosure of which could subject it or any of its Affiliates to risk of liability.

                                   ARTICLE 6

                             POST-CLOSING COVENANTS

      SECTION 6.01 ACCESS. Buyer will and will cause each member of the Company Group, on and after the Closing Date, to afford promptly to Seller and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer or any member of the Company Group. Seller will hold, and will use their commercially reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company Group provided to it pursuant to this Section.

      SECTION 6.02 TRADEMARKS; TRADENAMES. After the Closing, Buyer shall not, and shall not permit its Affiliates to, use the names "USI" or "U.S. Industries, Inc.," any trademark, tradename, logo or similar Intellectual Property Right of Seller or its Affiliates or any derivative thereof. Buyer and the Company Group shall promptly, but no later than one month after the Closing Date, destroy all business cards, signs, displays and other materials that contain any such Intellectual Property Right.

      SECTION 6.03 PRESERVATION OF RECORDS. Buyer agrees, at its own expense, that it (a) shall preserve and keep the records of the Company Group for a period of seven years from the Closing, or for any longer periods as may be required by any Governmental Authority or ongoing litigation and (b) shall make such records available to Seller or its Affiliates as may be reasonably requested. In the event Buyer wishes to destroy such records after the time specified above, Buyer shall first give sixty (60) days' prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice given to Buyer within that sixty (60) days period, to take possession of the records within ninety (90) days after the date Seller receives such notice.

      SECTION 6.04 CERTAIN POST-CLOSING ASSISTANCE BY BUYER. After the Closing, Buyer agrees to cause the appropriate personnel of the Company Group at no cost or expense to Seller, to prepare all customary accounting, tax, environmental, employment, benefits-related and similar reports for the Company Group for periods up to the Closing Date which are reasonably requested by Seller or one of its Affiliates. After the Closing, Seller agrees to provide Buyer, at no cost or expense to Buyer, with information in the possession and control of Seller in respect of accounting, tax, environmental employment, benefits-related and similar reports for Buyer after the Closing Date to the extent reasonably requested by Buyer.

      SECTION 6.05 WEDNESBURY TRANSACTION. After the Closing, Buyer shall (and shall cause each of its Affiliates, including each member of the Company Group) to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to effect the transactions relative to the Wednesbury property described in Schedule 6.05, in each case, as may be reasonably directed by Seller or one of its Affiliates from time to time; provided, that if at anytime prior to the time such transactions are required to be consummated a party requests that one or more of terms set forth in Schedule 6.05 be modified on a commercially reasonable basis because of materially changed market conditions or other similar material events or circumstances outside the control of the parties, then the parties shall negotiate in good faith such modifications.

      SECTION 6.06 CERTAIN TAX MATTERS.

            (a) Buyer shall and shall cause each member of the Company Group, on and after the Closing, to:

                  (i) upon the request of Seller and to the extent permitted by law, in respect of any accounting period commencing before the Closing, make (A) such provisional or final claims to surrender to Seller or any member of the Seller group any group relief capable of being surrendered pursuant to Chapter IV Part X Income and Corporation Taxes Act 1988, as promulgated under the laws of England and Wales, and/or (B) such claims or disclaimers in relation to capital allowances, in case as Seller may in its absolute discretion direct in writing;

                  (ii) take all such steps as Seller may reasonably request to permit and effect any such surrender, claim or disclaimer as is referred to in (i) above; and

                  (iii) without prejudice to the generality of any of provision of this Agreement, provide to Seller (or any of its agents or representatives) (A) access to the books, accounts and records of each member of the Company Group and (B) such other assistance as Seller (or such agent or representative) may reasonably require in relation to the Tax affairs of the Company Group in order to consider the matters referred to in (i) above and otherwise in the context of dealing with the Tax affairs of Seller and the Seller group. For the avoidance of doubt, in the absence of a breach of this section 6.06(a) by Buyer, nothing in this section 6.06(a) shall require Buyer to pay to Seller any additional out-of-pocket cash consideration.

            (b) Buyer agrees that, during the two-year period following the Closing, Spear & Jackson plc will not carry out a distribution described in
Section 368(a)(2)(G) of the Code in any form, including, without limitation, a liquidation, merger or check-the-box election, unless Buyer has received Seller's prior written consent to that distribution, which consent may be withheld or granted by Seller in Seller's sole and absolute discretion.

            (c) Buyer agrees not to make an election pursuant to Section 338(g) of the Code unless Buyer has received Seller's prior written consent to such election, which consent may be withheld or granted by Seller in Seller's sole and absolute discretion.

            (d) Buyer agrees that it will not acquire any equity security of Seller or U.S. Industries, Inc. during the four months after Closing unless Buyer has received Seller's prior written consent to such acquisition, which consent may be withheld or granted by Seller in Seller's sole and absolute discretion.

                                   ARTICLE 7

                          COVENANTS OF BUYER AND SELLER

            SECTION 7.01 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the members of the Company Group, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      SECTION 7.02 CERTAIN FILINGS.

            (a) Seller and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement.

            (b) As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, but at its own expense, file any reports or notifications or furnish information and pay any fees that may be required to be paid by it under applicable law, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Each party will use its best efforts to obtain early termination of any applicable waiting period, and shall as soon as practicable make any further filings pursuant thereto that may be necessary, proper or advisable.

      SECTION 7.03 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. If Buyer, Seller, or other affiliated entity of such parties, is so required to issue a press release or otherwise make a public statement it shall inform and provide draft copies to the other party hereto for review and comment prior to issuing it.

      SECTION 7.04 NOTICES OF CERTAIN EVENTS. From the date hereof until the Closing Date, Seller and Buyer shall promptly notify the other of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

            (c) any actions, suits, claims, investigations or proceedings commenced relating to Seller, the Buyer Group or the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or Section 4.11.

      SECTION 7.05 CONSENTS. Each of the parties hereto will use its commercially reasonable efforts to obtain consents of all Persons and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

      SECTION 7.06 INSURANCE POLICIES. Buyer acknowledges that Seller or one of its Affiliates (other than a member of the Company Group) has insurance policies covering those risks of the Company Group described in Schedule 7.06. Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have any obligation to assign or otherwise transfer to

Buyer (or any other Person) those insurance policies (or any portion thereof) covering such risks described in Schedule 7.06.

                                   ARTICLE 8

                              CONDITIONS TO CLOSING

      SECTION 8.01 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

            (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

            (b) Each of Seller and Buyer shall have received evidence reasonably satisfactory to it that Liens listed on Schedule 8.01(b) have been released by the holders thereof.

      SECTION 8.02 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) (i) Seller shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, and (ii) the representations and warranties of Seller, contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, at and as of the Closing Date, as if made at and as of such date, with only such exceptions (A) as would not in the aggregate reasonably be expected to have a Material Adverse Effect or (B) as are results of any action permitted by Section 5.01.

            (b) Execution and delivery of a stockholders' agreement in the form of Exhibit B (the "STOCKHOLDERS' AGREEMENT") by all of the parties thereto other than Buyer.

            (c) Execution and delivery of a registration rights agreement in the from of Exhibit C (the "REGISTRATION RIGHTS AGREEMENT") by all the parties thereto other than Buyer.

            (d) Execution and delivery of a real property lease relative to the Wednesbury property in the form of Exhibit D (the "WEDNESBURY LEASE") by the parties thereto (other than any party affiliated with Buyer).

            (e) None of the members of the Company Group shall have any bank debt, or other similar debt for borrowed money to Seller, any Affiliate of Seller or any other Person (other than accounts payable in the ordinary course of business); it being agreed that, anything in this Agreement to the contrary notwithstanding, anytime prior to the Closing, Seller shall have the right to (or shall have the right to cause one or more of its Affiliates, including any members of the Company Group to) use any cash (or cash equivalent) of the Company Group (or otherwise take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations) to pay off or other satisfy in full any such debt obligation.

            (f) Those actions described in Section 2.02(a) and Section 2.02(b) shall have occurred.

            (g) Seller shall have (or shall have caused) the partial repayment of intercompany accounts of the Company Group in the amount of $2 million; provided that to the extent Seller or any of Seller's Affiliates (other than the Company Group) have guaranteed or otherwise extended credit support in respect of any obligations under any letters of credit issued for the benefit of any member of the Company Group (collectively, "LETTER OF CREDIT OBLIGATIONS"), then out of such $2 million an amount equal to such Letter of Credit Obligations shall be held in escrow and such escrowed amount shall be released to Buyer from time to time after and to the extent that Seller or its Affiliates are released from such Letter of Credit Obligations.

      SECTION 8.03 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by them at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, in all material respects at and as of the Closing Date, as if made at and as of such date.

            (b) Execution and delivery of the Stockholders' Agreement, the Registration Rights Agreement, the Wednesbury Lease by all the parties thereto other than Seller (or any party affiliated with Seller).

            (c) On or prior to the Closing, MTI shall have closed an equity round of financing with net proceeds to Buyer of at least $2,000,000 on terms and conditions reasonably satisfactory to Seller; and the other transactions relative to the equity capitalization of MTI described in Schedule 8.03(c) shall have been consummated on terms and conditions reasonably satisfactory to Seller; and after giving effect to such transactions and the transactions contemplated hereby, the capitalization of MTI shall be as disclosed in Schedule 8.03(c).

            (d) On or prior to the Closing, the transactions described on
Schedule 8.03(d) relative to the Wednesbury property shall have occurred.

            (e) Seller shall have received one or more deeds of release or similar documents in form satisfactory to Seller to release Seller from any and all liabilities or obligations under or otherwise terminate any guarantees, letters of credit or other similar credit support documents that provide credit support to the Company Group from Seller or any of its Affiliates (other than any member of the Company Group), including those listed on Schedule 8.03(e).

            (f) Seller shall have received consent for the transactions contemplated hereby by those financial institutions that are party to certain credit facilities of U.S. Industries Inc., in form and substance satisfactory to Seller.

            (g) Those actions described in Sections 2.02(c) shall have occurred.

            (h) Seller shall have received an opinion (in a form satisfactory to Seller) which provides that the sale of the Shares as contemplated herein is a transaction on which gain or loss is currently recognized under Section 1001 of the Code.

                                   ARTICLE 9

                            SURVIVAL; INDEMNIFICATION

      SECTION 9.01 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until April 30, 2003; provided that (i) the covenants, agreements, representations and warranties contained in Sections 2.01, 3.18,
4.16 and Articles 6, 9, 10 and 11 shall survive indefinitely and (ii) the representation and warranties contained in Section 3.17 and 4.13 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence with respect to the specific claim, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 9.02 INDEMNIFICATION. (a)Subject to the other provisions of this
Article 9, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation or remediation, any consulting or engineering fees in connection with any investigation or remediation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by Buyer or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a "WARRANTY BREACH") or (ii) material breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; provided that with respect to indemnification by Seller for any Warranty Breach pursuant to this Section, (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $250,000 and then only to the extent of such excess and, (B) Seller's maximum liability for all such Warranty Breaches shall not exceed $1,250,000; provided further that Seller shall not indemnify Buyer or its Affiliates for any deductibles under insurance policies.

            (b) Subject to the other provisions of this Article 9, Buyer hereby indemnifies Seller and its Affiliates against and agree to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) any Warranty Breach, (ii) material breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or (iii) any liability or obligation of any kind or nature (whether, known, unknown, fixed, contingent, liquidated, direct, indirect or otherwise) arising out of or relating to any member of the Company Group, its assets or business other than any liability or obligation for which Seller is required to indemnify Buyer pursuant to Section 9.02(a); provided that with respect to indemnification by Buyer for any Warranty Breach pursuant to this Section, (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $250,000 and then only to the extent of such excess and (B) Buyer's aggregate maximum liability for all such Warranty Breaches shall not exceed $1,250,000.

            (c) For the avoidance of doubt, to the extent that any Transaction Document (other than this Agreement) contains any indemnification provision, such indemnification provision shall apply to such document.

      SECTION 9.03 PROCEDURES.

            (a) The party seeking indemnification under Section 9.02 (the "INDEMNIFIED PARTY") agrees to give prompt written notice, but no later than 5 days after receipt thereof, to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding ("CLAIM") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.

            (b) The Indemnifying Party shall be entitled to participate in the defense of, investigation of, or corrective action required to be undertaken in response to, any Claim asserted by a third party, including any Governmental Authority ("THIRD PARTY CLAIM") and, subject to the limitations set forth in this Section or Section 9.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense subject to the deductible and maximum liability described in Section 9.02.

            (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section or Section 9.04, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

            (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim (including any counterclaims filed by Seller) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. This cooperation shall be provided without cost or expense of the other party other than reimbursement of out-of-pocket travel or similar expenses subject to the provisions of Section 9.02.

            (e) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 9.02. In addition, each party agrees that it will not, and agrees to use its best efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost, of any obligations of the other party under this Article 9.

      SECTION 9.04 CALCULATION OF DAMAGES.

            (a) The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies from any other third party with indemnification obligations or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

            (b) The Indemnifying Party shall not be liable under Section 9.02 for any (i) Damages relating to any matter to the extent that there is included in the Preliminary Balance Sheet a specific liability or reserve relating to such matter, (ii) consequential or punitive Damages or (iii) Damages for lost profits.

            (c) Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party has actual knowledge of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

      SECTION 9.05 ASSIGNMENT OF CLAIMS. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section
9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a "POTENTIAL CONTRIBUTOR") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

      SECTION 9.06 EXCLUSIVITY. Except as specifically and expressly set forth in Article 9 of Agreement and claims for fraud, Buyer waives any rights and claims it may have against Seller, whether in law or in equity (or otherwise), arising out of or otherwise relating to the any member of the Company Group (or any of their respective assets or liabilities) or the Shares, or the transactions contemplated hereby. The rights and claims waived by Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any statute, law, regulation or rule, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims under any and all legal theories. After the Closing, Article 9 of this Agreement, will provide the sole and exclusive remedy of Buyer or its Affiliates for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.01) or other claim (other than a claim for fraud) arising out of or otherwise relating to the any member of the Company Group (or any of their respective assets or liabilities), the Shares, or the transactions contemplated hereby arising out of this Agreement.

                                   ARTICLE 10

                                   TERMINATION

      SECTION 10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written agreement of Seller and Buyer;

            (b) by either Seller or Buyer if the Closing shall not have been consummated on or before September 15, 2002; provided, however, that the terminating party may not exercise this right if it or any of its Affiliates is in breach of its obligations under this Agreement; or

            (c) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

            The party desiring to terminate this Agreement pursuant to clauses 10.01(b) or 10.01(c) shall give notice of such termination to the other party. If this Agreement is terminated as provided herein:

                  (i) upon written request therefor, each party will redeliver to the other all documents, work papers and other material of the other (or its Affiliates) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

                  (ii) all filings, applications and other submissions made shall, to the extent practicable, be withdrawn from the agency or other person to which made.

      SECTION 10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either Buyer or Seller to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Buyer or Seller hereto of any representation or warranty contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11

                                  MISCELLANEOUS

      SECTION 11.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

        if to Buyer, to:

               Megapro  Tools, Inc.
               c/o PNC Investments Limited
               5030 Champion Boulevard, Suite 6-272
               Boca Raton, FL 33495
               Attention: Dennis Crowley
               Fax:  954-989-8821

        with a copy to:

               Adorno & Yoss
               350 East Las Olas Boulevard
               Fort Lauderdale, Florida 33301
               Attention: James Schneider
               Fax: (954) 766-7800

        if to Seller, to:

               c/o U.S. Industries, Inc.
               Phillips Point - West Tower
               777 S. Flagler Drive, Suite 1112
               West Palm Beach, FL 33401-6161
               Attention: General Counsel
               Fax: (541) 514-3888

        with a copy to:

               Sills Cummis Radin Tischman Epstein & Gross P.A.
               One Riverfront Plaza

               Newark, New Jersey 07102
               Attention: Victor Boyajian
                          Steven Kamen
               Fax:  (973) 643-6500

        with a copy to (only relating to environmental matters):

               Edwards & Angell, LLP
               51 John F. Kennedy Parkway
               Short Hills, NJ 07078

               Attention:  Eric J. Nemeth, Esq.
               Fax:  (888) 325-9126

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 11.02 AMENDMENTS AND WAIVERS.

            (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.03 EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 11.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Seller and Buyer, respectively, may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer or Seller, respectively, except that Seller may assign its right accept the Buyer Shares to its Affiliates but no such assignment shall relieve Seller of its obligations hereunder.

      SECTION 11.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Florida.

      SECTION 11.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 11.07 COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 11.08 ENTIRE AGREEMENT. This Agreement together with the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      SECTION 11.09 INTERPRETATION. The following interpretative conventions shall apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" is not exclusive; (iii) a reference to any Person includes its, his or her permitted successors and permitted assigns;
(iv) accounting terms have the meanings assigned to them by generally accepted accounting principles, as applied by the accounting entity to which they refer;
(v) the words "include," "includes" and "including" are not limiting; (vi) the phrases "arising out of" or "arises out of" mean arising out of, in connection with or otherwise relating to (notwithstanding that in some cases all of such words may be used and in most cases they are not); (vii) a reference in a document to an Article, section, Exhibit or Schedule is to the Article, section, Exhibit or Schedule of such document unless otherwise indicated; (viii) references to any document (1) shall include all exhibits, schedules and other attachments thereto, (2) shall include all documents issued or executed in replacement thereof, and (3) shall mean such document or replacement or predecessor thereto, as amended, modified or supplemented from time to time and in effect at any given time; (ix) the words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; (x) any reference to Buyer, shall mean MTI and MTI-Sub, jointly and severally, unless the context expressly provides otherwise, and (xi) all pronouns shall be deemed to include all other genders and gender neutral terms (i.e., he, she and it). In addition, this Agreement is a result of negotiations among, and has been reviewed by Seller Buyer, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Seller or Buyer. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 11.10 DISCLOSURE SCHEDULES. The parties acknowledge and agree that
(i) the disclosure schedules ("SCHEDULES") attached to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

      SECTION 11.11 ENGLISH LANGUAGE. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto including notices, have been and shall be drawn up in English only.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      USI MAYFAIR LIMITED

                                      By: /s/ Steven C. Barre
                                         --------------------------------
                                         Name: Steven C. Barre
                                         Title: Director


                                      MEGAPRO TOOLS, INC.

                                      By: /s/ Neil Morgan
                                         --------------------------------
                                         Name: Neil Morgan
                                         Title: President


                                      S AND J ACQUISITION CORP.

                                      By: /s/ Dennis Crowley
                                         --------------------------------
                                         Name: Dennis Crowley
                                         Title: President

        The undersigned hereby guaranties the obligations of Seller under this Agreement.

                                      U.S. INDUSTRIES, INC.

                                      By: /s/ Allan D. Weingarten
                                         --------------------------------
                                         Name: Allan D. Weingarten
                                         Title: Senior Vice President, CFO